Exhibit 5.1




[Garvey Schubert & Barer Letterhead]



                          June 4, 1997



Rentrak Corporation
One Airport Center
7700 N.E. Ambassador Place
Portland, OR 97070

Ladies and Gentlemen:

      Reference is made to the registration statement on Form S-8 (the "Registration Statement") that you intend to file with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, of 200,000 shares of common stock (the "Shares") of Rentrak Corporation (the "Company") issuable under the 1997 Non-Officer Stock Option Plan of Rentrak Corporation (the "Plan").

      We have reviewed those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

      Subject to the foregoing, it is our opinion that, under the corporate laws of the State of Oregon, upon the exercise of options granted under the Plan and the issuance and sale of the Shares, each in the manner contemplated by the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares in accordance with the terms of the Plan, including, without limitation, collection of the required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

     This opinion is dated as of the date hereof.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under Item 5 in the Registration Statement.

                              Sincerely,

                              GARVEY, SCHUBERT & BARER